Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Viking Holdings Ltd for the offering of ordinary shares and to the incorporation by reference therein of our report dated March 11, 2025, with respect to the consolidated financial statements of Viking Holdings Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

May 27, 2025